NEWS RELEASE

The Andersons, Inc. Reports Third Quarter Results

MAUMEE, OHIO, November 5, 2018 - The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the third quarter ended September 30, 2018.

The Company reports a net loss of $2.1 million, or ($0.07) per diluted share, compared to net income of $2.5 million and $0.09 per share in third quarter 2017.

•	Grain Group records a pretax loss of $8.6 million significantly impacted by mark-to-market basis adjustments to grain inventories that are expected to rebound in the near term.

•	Ethanol Group earns $9.1 million of pretax income on strong capacity utilization and timely forward hedging in a worsening margin environment.

•	Plant Nutrient Group reports a pretax loss of $8.0 million as low margins persist in its specialty nutrients product lines.

•	Rail Group earns $5.7 million of pretax income in a gradually improving market.

•
Results include a benefit of $0.14 per share from its venture capital arm, primarily related to the sale of an investment, and expenses of $0.09 per share associated with the pending Lansing Trade Group acquisition.

The Company reported a third quarter 2018 net loss attributable to The Andersons of $2.1 million, or ($0.07) per diluted share, on revenues of $686 million. Those results compared to 2017 third quarter net income of $2.5 million, or $0.09 per diluted share, on revenues of $837 million. The Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) was $24.0 million for the quarter, compared to $32.0 million of EBITDA recorded in the third quarter of 2017.

“The overriding driver of our third quarter results was the mark-to-market impact on our grain inventories that we believe will substantially rebound before year-end,” said President and CEO Pat Bowe. “The Ethanol Group continued to perform well despite tough market conditions, and Plant Nutrient and Rail results were not much different than those of last year’s third quarter.”

“The current market represents an opportunity to purchase grain at historically low basis levels,” Bowe said. “Against that backdrop, the group recorded better results from risk management services, its food business, and its affiliates, and especially Lansing Trade Group. As we announced earlier, we plan to complete the acquisition of Lansing in early 2019.”

Bowe continued, “Ethanol margins were challenged year over year for the quarter despite continued strong U.S. exports, but the group benefitted from having hedged about half its production before the quarter began. Current margins remain weak, and the forward curve into the first quarter of 2019 is below last year’s level as well.”

“The Plant Nutrient Group’s margins continued to be compressed, and year-over-year volumes were somewhat lower as some September shipments were delayed. The Rail Group’s cars on lease and utilization continued their improvement from the second quarter, and the group also recorded better income from its repair business year over year,” added Bowe.

For purposes of better understanding ongoing results, the expanded pretax income and EBITDA disclosures in the table below adjust for significant amounts that are not reflective of ongoing operations.

$ in millions	Third Quarter			Year to Date
	2018	2017	Vs	2018	2017	Vs
Reported Pretax Income (Loss)	$(3.6)	$5.0	$(8.6)	$23.2	$(19.6)	$42.8
Goodwill Impairment [1]	—	—	—	—	42.0	(42.0)
Adjusted Pretax Income	$(3.6)	$5.0	$(8.6)	$23.2	$22.4	$0.8
EBITDA	$24.0	$32.0	$(8.0)	$111.4	$62.3	$49.1
Adjusted EBITDA	$24.0	$32.0	$(8.0)	$111.4	$104.3	$7.1
1 recorded in the second quarter by the Plant Nutrient Group

For the first nine months of the year, the Company recorded net income attributable to The Andersons of $17.7 million, or $0.62 per diluted share, compared to a net loss of $27.2 million, or ($0.96) per diluted share, and adjusted net income attributable to The Andersons of $14.8 million, or $0.52 per diluted share, during the same period last year. Total EBITDA for the first nine months of 2018 was $111.4 million; total EBITDA and adjusted EBITDA for the first nine months of 2017 were $62.3 million and $104.3 million, respectively.

The decrease in revenues year over year was primarily the result of the Company’s adoption of new revenue recognition rules at the beginning of 2018 that have changed the accounting treatment of a significant amount of the Grain Group’s sales transactions. This change has no impact on the amount of gross profit recognized on these transactions.

Third Quarter Segment Overview

Grain Group Earnings Decline on Lower Basis Levels

The table below separates the earnings of the group’s base grain business from those of its grain affiliates. Base grain business earnings originate from grain facilities that the Company operates. The grain affiliates’ earnings originate from investments in the Company’s grain affiliates, which include Lansing Trade Group and Thompsons Limited.

$ in millions	Third Quarter			Year to Date
Adjusted Pretax Income	2018	2017	Vs	2018	2017	Vs
Base Grain	$(10.9)	$3.4	$(14.3)	$(8.1)	$4.0	$(12.1)
Grain Affiliates	2.3	(0.8)	3.1	9.3	0.5	8.8
Total Grain Group	$(8.6)	$2.6	$(11.2)	$1.2	$4.5	$(3.3)
EBITDA	$(2.4)	$9.2	$(11.6)	$22.5	$25.5	$(3.0)

The Grain Group generated a pretax loss of $8.6 million in the quarter, down $11.2 million from its third quarter 2017 results. It also recorded EBITDA of ($2.4) million in the third quarter of 2018.

Base grain pretax income fell by $14.3 million in the third quarter compared to 2017 results due to the impact of the significant decrease in corn and soybean basis levels. This result was caused primarily by near-record corn and soybean yields and reduced exports resulting from trade tensions with China. The situation was compounded by significant movement of grain from on-farm storage that occurred later than usual as farmers carried corn further into the summer than recent years. These low basis levels have provided the group an opportunity to fill our storage capacity at very attractive basis levels.

In addition to the impact of decreasing corn and bean basis levels, the group earned comparatively less income on its wheat positions. The market appreciated considerably more in the third quarter last year than it did this year.

Risk management and trading income and the results of the food ingredients business were much improved. Both Lansing and Thompsons logged substantially better results. In particular, Lansing’s results improved markedly in all parts of its business; the group’s share of Lansing earnings was $2.4 million, a year-over-year increase of more than $2 million.

We are very excited about the opportunity to combine the Grain Group and Lansing, which will allow us to compete more successfully, provide greater value to customers and shareholders, expand opportunities for employees and increase profitability. Pre-close integration work on the acquisition is well underway. As we announced earlier, we expect to close the transaction by the end of January.

The group is confident that the third quarter result is a timing difference that will reverse substantially in the fourth quarter. We believe that full-year results for the base grain business will be similar to the 2017 adjusted results.

Ethanol Group Manages in Challenging Margin Environment

The Ethanol Group generated pretax income of $9.1 million attributable to The Andersons in the third quarter, almost 50 percent higher than the $6.1 million pretax income attributable to The Andersons for the same period in 2017. This result is due in large part to higher sales volumes of ethanol and related coproducts resulting from the group’s productivity efforts and timely forward hedging, as well as an improvement in distiller dried grain (DDG) values.

The table below separates the results of the Ethanol Group’s unconsolidated entities at its Albion, Mich.; Clymers, Ind.; and Greenville, Ohio, plants, from the earnings of the Denison, Iowa, plant; the Colwich, Kansas, plant currently under construction; and the group’s management services income.

$ in millions	Third Quarter			Year to Date
	2018	2017	Vs	2018	2017	Vs
Equity in Earnings of Affiliates	$4.8	$4.4	$0.4	$10.7	$7.3	$3.4
Consolidated Operations and Service Fees	4.5	1.8	2.7	6.1	5.3	0.8
Pretax Income	9.3	6.2	3.1	16.8	12.6	4.2
Attributable to Noncontrolling Interests	0.2	0.1	0.1	(0.2)	0.1	(0.3)
Ethanol Group Pretax Income Attributable to The Andersons	$9.1	$6.1	$3.0	$17.0	$12.5	$4.5

Strong industry production drove margins lower and ethanol stocks above multi-year highs during the quarter. Chinese tariffs muted what was still a strong export market. The group’s corn and natural gas costs per gallon were each lower year over year. The group’s E-85 sales volume growth continued to be very strong.

DDG values continued to be strong during the quarter relative to the comparable 2017 period because of vomitoxin problems in the earlier period.

Progress on construction of the group’s ELEMENT facility has been slowed by about 60 days due to near-record rainfall at the site. The project remains on budget, and while production is expected to commence in mid-year 2019, the realization of the benefits of the plant’s premium products may be delayed until early 2020.

The impact of several macroeconomic factors, including small refinery waivers, the new trade accord with Canada and Mexico, Chinese tariffs and the pace of adoption of E-15 blending on forward margins, remains uncertain.

Plant Nutrient Group Results Reflect Continued Lower Margins

For purposes of better understanding ongoing results, the Company has expanded the Plant Nutrient Group’s pretax income and EBITDA disclosures in the table below to adjust for the second quarter 2017 goodwill impairment associated with the wholesale fertilizer business.

$ in millions	Third Quarter			Year to Date
	2018	2017	Vs	2018	2017	Vs
Reported Pretax Income	$(8.0)	$(7.9)	$(0.1)	$8.2	$(27.1)	$35.3
Goodwill Impairment	—	—	—	—	42.0	(42.0)
Adjusted Pretax Income	$(8.0)	$(7.9)	$(0.1)	$8.2	$14.9	$(6.7)
EBITDA	$0.1	$0.2	$(0.1)	$32.9	$(1.9)	$34.8
Adjusted EBITDA	$0.1	$0.2	$(0.1)	$32.9	$40.1	$(7.2)

The Plant Nutrient Group recorded a pretax loss of $8.0 million in the third quarter compared to a pretax loss of $7.9 million in the third quarter of 2017. While prices improved year over year, primary nutrient volumes were down due to delayed raw material receipts in September. A significant improvement in primary margin per ton was not enough to offset continued declines in specialty margin per ton.

The group’s lawn and contract manufacturing business also suffered a setback, as margin per ton was down considerably year over year due to a change in product mix.

Rail Group Market Conditions Continue to Improve Gradually

The Rail Group earned third quarter pretax income of $5.7 million compared to $6.1 million in the same period of the prior year, and EBITDA of $15.7 million and $13.9 million for the same two periods, respectively.

$ in millions	Third Quarter			Year to Date
Pretax Income	2018	2017	Vs	2018	2017	Vs
Lease Income	2.5	3.5	(1.0)	6.7	7.1	(0.4)
Car Sales	1.9	2.6	(0.7)	1.2	7.6	(6.4)
Services and Other	1.3	—	1.3	2.7	3.4	(0.7)
Total Rail Group	5.7	6.1	(0.4)	10.6	18.1	(7.5)
EBITDA	15.7	13.9	1.8	40.0	40.6	(0.6)
Utilization Rate	92.0%	85.8%	6.2%	89.8%	84.6%	5.2%

Base leasing operations earned $2.5 million, up $0.4 million sequentially but down $1.0 million on 6 percent higher utilization year over year. Utilization averaged 92.0 percent during the quarter compared to 89.5 percent sequentially and 85.8 percent during the same period last year. The average number of cars on lease rose about 4 percent year over year. Average lease rates were down 4 percent as renewal rates were lower than some market-peak rates they replaced. In addition, interest expense was higher and income from end-of-lease settlements was lower than in the period a year ago.

The group realized $1.9 million of pretax income on railcar sales in the quarter, up from the $3.0 million sequential loss that was driven by an idle car scrap program, and down from $2.6 million in the third quarter of 2017.

Rail’s service and other pretax income was $1.3 million in the quarter compared to negligible income during the same period of 2017. The improvement arose from increased sales and the absence of unusual expenses like those accrued by the group in the comparable prior period.

Other Net Company-Level Expenses Flat; Income from Venture Investments Offsets Lansing Transaction Expenses

Third quarter 2018 unallocated net Company-level expenses of $2.1 million were essentially flat compared to third quarter 2017 results.

Current quarter results included some unusual transactions. The Company recorded pretax income of $5.1 million, or $0.14 per share, during the quarter from Maumee Ventures, its venture capital arm, including $3.9 million from the sale of one investment and $1.2 million from the increase in the value of another. The Company also incurred $3.5 million, or $0.09 per share, in expenses associated with the agreement to acquire the remaining equity of Lansing Trade Group.

Conference Call

The Company will host a webcast on Tuesday, November 6, 2018, at 11 a.m. Eastern Standard Time to discuss its performance and provide its outlook for the remainder of 2018 and some early thoughts about 2019. To access the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 4898339). We recommend that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: http://edge.media-server.com/m6/p/qmh47psd. Complete the four fields as directed and click submit. A replay of the call can also be accessed under the heading "Investors" on the Company website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. The Company believes adjusted pretax income, EBITDA and adjusted EBITDA provide additional information to investors and others about its operations, allowing an evaluation of underlying operating performance and better period-to-period comparability. Adjusted pretax income, EBITDA and adjusted EBITDA do not and should not be considered as alternatives to net income or income before income taxes as determined by generally accepted accounting principles. Reconciliations of the non-GAAP to GAAP measures may be found within the financial tables provided in the release.

Company Description

Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. Through its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
Sales and merchandising revenues	$685,579	$836,595	$2,232,720	$2,682,273
Cost of sales and merchandising revenues	631,715	766,924	2,024,677	2,448,310
Gross profit	53,864	69,671	208,043	233,963

Operating, administrative and general expenses	65,986	68,153	190,096	219,242
Asset impairment	—	—	6,272	—
Goodwill impairment	—	—	—	42,000
Interest expense	5,176	5,384	20,000	17,472
Other income:
Equity in earnings of affiliates	7,225	3,586	20,601	8,093
Other income, net	6,434	5,285	10,949	17,028
Income (loss) before income taxes	(3,639)	5,005	23,225	(19,630)
Income tax provision (benefit)	(1,764)	2,389	5,668	7,505
Net income (loss)	(1,875)	2,616	17,557	(27,135)
Net income (loss) attributable to the noncontrolling interests	223	83	(175)	73
Net income (loss) attributable to The Andersons, Inc.	$(2,098)	$2,533	$17,732	$(27,208)

Per common share:
Basic earnings (loss) attributable to The Andersons, Inc. common shareholders	$(0.07)	$0.09	$0.63	$(0.96)
Diluted earnings (loss) attributable to The Andersons, Inc. common shareholders	$(0.07)	$0.09	$0.62	$(0.96)
Dividends paid	$0.165	$0.160	$0.495	$0.480

The Andersons, Inc.
Reconciliation to Adjusted Net Income (unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
Net income (loss) attributable to The Andersons, Inc.	$(2,098)	$2,533	$17,732	$(27,208)
Items impacting other income, net of tax:
Goodwill impairment	—	—	—	42,000
Total adjusting items	—	—	—	42,000
Adjusted net income (loss) attributable to The Andersons, Inc.	$(2,098)	$2,533	$17,732	$14,792

Diluted earnings (loss) attributable to The Andersons, Inc. common shareholders	$(0.07)	$0.09	$0.62	$(0.96)

Impact on diluted earnings per share	—	—	—	1.48
Adjusted diluted earnings (loss) per share	$(0.07)	$0.09	$0.62	$0.52

The Andersons, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	September 30, 2018	December 31, 2017	September 30, 2017
Assets
Current assets:
Cash and cash equivalents	$16,820	$34,919	$24,478
Restricted cash	—	—	—
Accounts receivable, net	206,380	183,238	196,192
Inventories	490,331	648,703	475,602
Commodity derivative assets – current	76,861	30,702	45,202
Other current assets	58,374	63,790	53,958
Assets held for sale	29,527	37,859	8,383
Total current assets	878,293	999,211	803,815

Other assets:
Commodity derivative assets – noncurrent	766	310	245
Other assets, net	132,928	131,474	148,328
Equity method investments	240,350	223,239	215,031
	374,044	355,023	363,604
Rail Group assets leased to others, net	464,776	423,443	377,393
Property, plant and equipment, net	434,505	384,677	419,348
Total assets	$2,151,618	$2,162,354	$1,964,160

Liabilities and equity
Current liabilities:
Short-term debt	$132,000	$22,000	$19,000
Trade and other payables	344,406	503,571	381,359
Customer prepayments and deferred revenue	38,242	59,710	29,520
Commodity derivative liabilities – current	91,403	29,651	38,578
Accrued expenses and other current liabilities	68,925	69,579	67,064
Current maturities of long-term debt	15,677	54,205	53,972
Total current liabilities	690,653	738,716	589,493

Other long-term liabilities	30,615	33,129	34,407
Commodity derivative liabilities – noncurrent	2,548	825	902
Employee benefit plan obligations	25,356	26,716	36,356
Long-term debt, less current maturities	437,280	418,339	371,315
Deferred income taxes	122,523	121,730	181,876
Total liabilities	1,308,975	1,339,455	1,214,349
Total equity	842,643	822,899	749,811
Total liabilities and equity	$2,151,618	$2,162,354	$1,964,160

The Andersons, Inc.
Segment Data (unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended September 30, 2018
Revenues from external customers	$343,430	$194,849	$104,188	$43,112	$—	$685,579
Gross profit	16,612	6,960	15,542	14,750	—	53,864
Equity in earnings of affiliates	2,412	4,813	—	—	—	7,225
Other income, net	625	20	626	220	4,943	6,434
Income (loss) before income taxes	(8,619)	9,281	(7,976)	5,732	(2,057)	(3,639)
Income (loss) attributable to the noncontrolling interests	—	223	—	—	—	223
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(8,619)	$9,058	$(7,976)	$5,732	$(2,057)	$(3,862)
Three months ended September 30, 2017
Revenues from external customers	$497,613	$191,531	$103,620	$43,093	$738	$836,595
Gross profit	32,316	6,388	17,349	13,422	196	69,671
Equity in earnings of affiliates	(694)	4,280	—	—	—	3,586
Other income, net	539	12	(1,622)	693	5,663	5,285
Income (loss) before income taxes	2,641	6,181	(7,920)	6,127	(2,024)	5,005
Income (loss) attributable to the noncontrolling interest	—	83	—	—	—	83
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$2,641	$6,098	$(7,920)	$6,127	$(2,024)	$4,922
Nine months ended September 30, 2018
Revenues from external customers	$986,202	$568,625	$542,911	$134,982	$—	$2,232,720
Gross profit	77,369	14,868	74,946	40,860	—	$208,043
Equity in earnings of affiliates	9,909	10,692	—	—	—	$20,601
Other income, net	2,198	158	1,900	911	5,782	$10,949
Income (loss) before income taxes	1,228	16,847	8,239	10,645	(13,734)	$23,225
Income (loss) attributable to the noncontrolling interests	—	(175)	—	—	—	$(175)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$1,228	$17,022	$8,239	$10,645	$(13,734)	$23,400
Nine months ended September 30, 2017
Revenues from external customers	$1,464,588	$533,515	$514,943	$121,632	$47,595	$2,682,273
Gross profit	86,412	15,248	83,091	38,429	10,783	233,963
Equity in earnings of affiliates	864	7,229	—	—	—	8,093
Other income, net	3,046	34	4,578	2,264	7,106	17,028
Income (loss) before income taxes	4,497	12,547	(27,074)	18,065	(27,665)	(19,630)
Income (loss) attributable to the noncontrolling interest	—	73	—	—	—	73
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$4,497	$12,474	$(27,074)	$18,065	$(27,665)	$(19,703)
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.

The Andersons, Inc.
Reconciliation to EBITDA and Adjusted EBITDA (unaudited)

(in thousands)	Grain		Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended September 30, 2018
Income (loss) before income taxes	$(8,619)		$9,281	$(7,976)	$5,732	$(2,057)	$(3,639)
Income (loss) attributable to the noncontrolling interest	—		223	—	—	—	223
Income (loss) before income taxes attributable to The Andersons, Inc.	(8,619)	—	9,058	(7,976)	5,732	(2,057)	(3,862)
Interest expense	2,126		(784)	1,314	2,602	(82)	5,176
Depreciation and amortization	4,118		1,533	6,761	7,385	2,931	22,728
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$(2,375)		$9,807	$99	$15,719	$792	$24,042
Three months ended September 30, 2017
Income (loss) before income taxes	$2,641		$6,181	$(7,920)	$6,127	$(2,024)	$5,005
Income (loss) attributable to the noncontrolling interests	—		83	—	—	—	83
Income (loss) before income taxes attributable to The Andersons, Inc.	2,641		6,098	(7,920)	6,127	(2,024)	4,922
Interest expense	1,898		(27)	1,561	1,742	210	5,384
Depreciation and amortization	4,659		1,479	6,526	6,069	2,935	21,668
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$9,198		$7,550	$167	$13,938	$1,121	$31,974
Nine months ended September 30, 2018
Income (loss) before income taxes	$1,228		$16,847	$8,239	$10,645	$(13,734)	$23,225
Income (loss) attributable to the noncontrolling interests	—		(175)	—	—	—	(175)
Income (loss) before income taxes attributable to The Andersons, Inc.	1,228		17,022	8,239	10,645	(13,734)	23,400
Interest expense	9,015		(1,096)	4,397	7,688	(4)	20,000
Depreciation and amortization	12,261		4,559	20,257	21,673	9,210	67,960
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$22,504		$20,485	$32,893	$40,006	$(4,528)	$111,360
Nine months ended September 30, 2017
Income (loss) before income taxes	$4,497		$12,547	$(27,074)	$18,065	$(27,665)	$(19,630)
Income (loss) attributable to the noncontrolling interests	—		73	—	—	—	73
Income (loss) before income taxes attributable to The Andersons, Inc.	4,497		12,474	(27,074)	18,065	(27,665)	(19,703)
Interest expense	6,921		(52)	5,016	5,487	100	17,472
Depreciation and amortization	14,061		4,464	20,149	17,057	8,815	64,546
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$25,479		$16,886	$(1,909)	$40,609	$(18,750)	$62,315
Adjusting items impacting EBITDA:
Goodwill impairment	—		—	42,000	—	—	42,000
Total adjusting items	—		—	42,000	—	—	42,000
Adjusted EBITDA	$25,479		$16,886	$40,091	$40,609	$(18,750)	$104,315